================================================================================
     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 1999.
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         ENTERTAINMENT PROPERTIES TRUST
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                     Maryland                   43-1790877
          (State or Other Jurisdiction of   (I.R.S. Employer
          Incorporation or Organization)   Identification No.)

    1200 Main Street, Suite 3250, Kansas City, Missouri 64105 (816) 472-1700
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            GREGORY K. SILVERS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                         ENTERTAINMENT PROPERTIES TRUST
                          1200 MAIN STREET, SUITE 3250
                          KANSAS CITY, MISSOURI 64105
                                 (816) 472-1700

     (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------
                                   Copies to:
                                Marc Salle, Esq.
                             Armstrong Teasdale LLP
                        2345 Grand Boulevard, Suite 2000
                          Kansas City, Missouri 64108
                                 (816) 472-3161
                             ----------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement pursuant to Rule 415.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF SECURITIES     AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING      AMOUNT OF
 TO BE REGISTERED        REGISTERED           SHARE(1)              PRICE (1)       REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common shares of
beneficial interest       5,000,000            $20.00             $100,000,000         $27,800.00
====================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations of the Securities and Exchange Commission, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.


                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 18, 1999



                         ENTERTAINMENT PROPERTIES TRUST

                 5,000,000 Common Shares of Beneficial Interest


           Entertainment Properties Trust ("EPR" or the "Company") may offer common shares of beneficial interest, par value $.01 per share (the "Shares") from time to time. The Shares will be offered for cash on terms to be determined at the time of the offering.

           The Shares may be sold directly or through agents, underwriters or dealers. If any agent or underwriter is involved in selling the Shares, its name, the applicable purchase price, fee, commission or discount arrangement, and the net proceeds to EPR from the sale of the Shares will be listed in a Prospectus Supplement. See "Plan of Distribution."

           Our Shares are traded on the New York Stock Exchange (NYSE) under the ticker symbol EPR. The last reported sales price of the Shares on May 17, 1999 was $18.625 per Share.

           EPR has paid regular quarterly dividends to its shareholders. See "About EPR" and "Description of Common Shares."

           The specific terms of an offering will be included in one or more Supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.




     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE THE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROSPECTUS MAY NOT BE USED FOR ANY SALES OF SHARES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


                 THE DATE OF THIS PROSPECTUS IS MAY ___, 1999.

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf registration" process. Under this shelf process, EPR may sell up to 5,000,000 Shares described in this Prospectus in one or more offerings.

     This Prospectus provides you with a general description of the Shares. Each time we sell Shares, we will provide a Prospectus Supplement that will contain specific information about the terms of the offering. The Prospectus Supplement may also update or change information provided in this Prospectus. You should read both this Prospectus and the applicable Prospectus Supplement together with the additional information described under "Where You Can Find More Information."


                      WHERE YOU CAN FIND MORE INFORMATION

As a public company with securities listed on the NYSE, we must comply with the Securities Exchange Act of 1934 (Exchange Act). This requires that we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information we file at the SEC's Public Reference Rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information. Copies of these materials may be obtained by mail from the Public Reference Rooms of the SEC. You may also access our SEC filings at the SEC's Internet website (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement which includes this Prospectus plus related Exhibits with the SEC under the Securities Act of 1933 (the "Securities Act"). The registration statement contains additional information about EPR and the Shares. You may view the registration statement and Exhibits on file at the SEC's website. You may also inspect the registration statement and Exhibits without charge at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information we later file with the SEC, modifies or replaces that information.

     The documents listed below have been filed by EPR under the Exchange Act (File No. 1-13561) and are incorporated by reference in this Prospectus:

     1.   EPR's Annual Report on Form 10-K for the year ended December 31, 1998.
     2.   EPR's Quarterly Report on Form 10-Q for the quarter ended March 31,
          1999.
     3.   EPR's Proxy Statement dated March 30, 1999.
     4.   EPR's registration statement on Form S-11 filed under the Securities
          Act.
     5. All documents filed by EPR under Section 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus.

To obtain a free copy of any of the documents incorporated by reference in this Prospectus (other than Exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:

     INVESTOR RELATIONS DEPARTMENT
     ENTERTAINMENT PROPERTIES TRUST
     1200 MAIN STREET, SUITE 3250
     KANSAS CITY, MISSOURI 64105
     (816) 472-1700
     FAX (816) 472-5794
     EMAIL INFO@EPRKC.COM


Our SEC filings are also available from our Internet website at http://www.eprkc.com.

As you read these documents, you may find some differences in information from one document to another. If you find differences between the documents and this Prospectus, you should rely on the statements made in the most recent document.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE MAY ONLY USE THIS PROSPECTUS TO SELL SHARES IF IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT. WE ARE ONLY OFFERING THE SHARES IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THE INFORMATION IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THESE DOCUMENTS.



                           FORWARD-LOOKING STATEMENTS

With the exception of historical information, this Prospectus and our reports filed under the Exchange Act and incorporated by reference in this Prospectus contain forward-looking statements, such as those pertaining to the acquisition of properties, our capital resources and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," or other comparable terms, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise. EPR's actual financial condition, results of operations or business may vary materially from those contemplated by these forward-looking statements and involve various uncertainties, including but not limited to the factors described below under "Risk Factors." We caution you not to place undue reliance on any forward-looking statements, which reflect our analysis only.

                                  RISK FACTORS

     Before you invest in our Shares, you should be aware that purchasing our Shares involves various risks, including those described below. You should carefully consider these risk factors, together with the other information in this Prospectus and accompanying Prospectus Supplement, before purchasing our Shares.


     WE CANNOT ASSURE YOU WE WILL CONTINUE PAYING DIVIDENDS AT HISTORICAL RATES

     Our ability to continue paying dividends at historical rates will depend on a number of factors, including our financial condition and results of future operations, the performance of lease terms by tenants, our ability to acquire, finance and lease additional properties at attractive rates, and provisions in our loan covenants.


     THERE ARE RISKS ASSOCIATED WITH OUR DEBT FINANCINGS

     It is our current policy to maintain a ratio of debt to total market capitalization of less than 50%. Nevertheless, EPR is subject to the customary risks associated with debt financing, including the risk that interests rates on our existing Bank Credit Facility or future debt financings may increase (which could reduce our ability to pay dividends), that our cash flow may be insufficient to meet debt service requirements, and that we may not be able to refinance or repay the debt as it becomes due. A portion of our debt financing is secured by mortgages on certain of our properties, which could be lost in foreclosure if we fail to meet mortgage payments.


     DEBT RESTRICTIONS MAY AFFECT OPERATIONS AND NEGATIVELY AFFECT OUR ABILITY TO REPAY INDEBTEDNESS AT MATURITY

     Our $150 million Bank Credit Facility contains a number of provisions that restrict the amount of secured debt we can obtain and the amount of dividends we can pay our shareholders (dividends may not exceed 90% of funds from operations ("FFO") unless a higher amount is necessary to preserve our status as a real estate investment trust ("REIT")), as well as provisions affecting the eligibility and value of properties in our borrowing base. The Bank Credit Facility matures in March 2001. Our $108 million secured mortgage facility does not mature until July 11, 2028, but is subject to a "hyper-amortization" feature commencing in 2008 which may require us to repay or refinance that debt at that time. If we cannot obtain acceptable financing to refinance this indebtedness at the appropriate time, we may have to sell properties to repay the indebtedness or certain properties could be foreclosed upon, which could adversely affect our results of operations and financial condition. If our mortgage facility is foreclosed upon, this may accelerate our Bank Credit Facility and would cause us to lose income and asset value.


     POTENTIAL ENVIRONMENTAL LIABILITY

     Under federal, state and local laws relating to the protection of the environment ("Environmental Laws"), a current or previous owner of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances on the property. Owners may be required to investigate and remediate contamination on the property as well as contamination which has migrated from the property. Environmental Laws typically impose liability and clean-up responsibility regardless of whether the owner knew of or caused the contamination. This liability may be joint and several unless the harm is divisible and there is a reasonable basis to allocate responsibility. An owner or operator of a property may also be subject to claims by third parties based on personal injury, property damage or other costs, including investigation and clean-up costs, resulting from environmental contamination. Environmental laws may also impose restrictions on the manner in which a property is used or transferred. These restrictions may impose expenditures. Environmental laws also impose potential liability on parties who arrange the transportation, disposal or treatment of hazardous or toxic substances, even if they do not operate the facility at which the substances are disposed of or treated.

     Our leases require tenants to operate the properties in compliance with Environmental Laws and to indemnify us against environmental liability arising from the operation of the properties. However, we could be subject to strict liability by virtue of our ownership of the properties. There is also a risk that tenants may not satisfy their environmental compliance and indemnification obligations under the leases. Any of these conditions could have an adverse effect on our results of operations and financial condition and our ability to service our debt and pay dividends to shareholders.


     GENERAL RISKS OF OWNING REAL ESTATE

     Although our lease terms obligate the tenants to bear substantially all of the costs of operating the properties, EPR is subject to the general risks of investing in real estate. These include the performance of lease terms by tenants, changes in economic conditions, local conditions (such as oversupply of megaplex theatres or other entertainment-related properties), the lease rates we are able to obtain, the supply and price of quality entertainment properties, the impact of Environmental Laws, changes in tax, zoning and other laws, and other real estate risks. In the case of entertainment-themed retail centers ("ETRC's"), we may bear the risk of finding a sufficient number of suitable tenants to permit the centers to operate profitably and provide a return to the Company. These centers may also be subject to fluctuations in occupancy rates, which would also affect our operating results. If we enter into joint ventures with developers to develop megaplex theatres or ETRC's, we will bear the risk that the joint venture partner may not perform, which could create delays in construction or leasing. There is no assurance tenants will elect to renew their leases. If a tenant does not renew its lease or defaults on its lease obligations, there is no assurance we could obtain a substitute tenant on acceptable terms. We may be required to modify a megaplex theatre property in order to release it, which could entail a significant capital cost. If any such property is a ground leased property, we would be required to continue making the ground lease payments or risk losing the property. If we ever desire or are required to sell or refinance a property, we will be subject to risks arising from fluctuations in interest rates and real estate values and credit availability. In addition, real estate investments are relatively illiquid, which would limit our ability to sell properties if required to meet debt obligations or generate operating capital.


     THE NEED TO RAISE ADDITIONAL CAPITAL TO FUND PROPERTY ACQUISITIONS

     Our ability to acquire additional properties will depend on our ability to obtain additional financing on favorable terms, which will in turn be dependent on factors such as conditions in equity or credit markets and the performance of REITs generally. EPR has filed the registration statement which includes this Prospectus for the purpose of raising funds for the acquisition of properties or paying down debt which may then be used to acquire properties, but the actual amount of proceeds we will raise under this Prospectus and the Prospectus Supplements cannot be predicted at this time. We may seek to leverage the proceeds raised in one or more offerings under this Prospectus and Prospectus Supplements by incurring additional borrowing or entering into joint ventures, but the availability of these types of financings cannot be assured.


     CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     Our ability to continue qualifying as a REIT will depend on our compliance with a number of conditions under the Internal Revenue Code of 1986, as amended (the "Code"), as well as possible future legislation, new regulations, administrative interpretations or court decisions. If we fail to maintain our REIT qualification for any reason, we would be subject to corporate taxation and would not be entitled to a tax deduction for dividends paid to our shareholders. This would significantly reduce the funds available for distribution to our shareholders. In addition, any loss of our REIT status would mean we would no longer be required to pay dividends to our shareholders.

     DEPENDENCE ON A SINGLE TENANT AND LEASE GUARANTOR FOR A SUBSTANTIAL PORTION OF LEASE REVENUES

     Approximately 70% of our properties are leased to America Multi-Cinema, Inc. or its subsidiaries ("AMC"), a subsidiary of AMC Entertainment, Inc. ("AMCE") which has guaranteed AMC's performance under those leases. EPR has diversified and expects to continue diversifying its asset base by entering into lease transactions with a number of other quality operators, but EPR's revenues and its continuing ability to pay shareholder dividends remain substantially dependent on AMC's performance under its leases and AMCE's performance under its guaranty. Peter C. Brown, the Chairman of our Board of Trustees, is Co-Chairman, President and a director of AMCE and Executive Vice President and Chief Financial Officer of AMC. Mr. Brown does not participate in discussions with AMC regarding acquisition or lease terms.


     OPERATING RISKS IN THE ENTERTAINMENT INDUSTRY THAT MAY AFFECT THE OPERATIONS OF EPR'S TENANTS

     The ability of our tenants to operate successfully in the entertainment industry and remain current on their lease obligations depends on a number of factors, including the availability and popularity of motion pictures, the performance of those pictures in tenants' markets, the allocation of popular pictures to tenants and the terms on which the pictures are licensed. Neither EPR nor our tenants have control over the operations of motion picture distributors. Megaplex movie theatres require greater capital expenditures than the previous generation of multiplex theatres. Our ability to recover our investment in these properties in the event of a default by tenants under the leases is uncertain. The success of "out-of-home" entertainment venues such as megaplex theatres and ETRC's also depends on general economic conditions and the willingness of consumers to spend time and money on out-of-home entertainment. The development of megaplex movie theatres has rendered many older multiplex theatres obsolete. To the extent tenants own or operate a substantial number of multiplexes, the financial condition of those tenants could be adversely affected by this trend. Megaplex theatre operators could also be adversely affected by any overbuilding of megaplex theatres in their markets.

     SOME LOSSES ARE NOT INSURED AGAINST

     Our leases require tenants to insure the properties against casualty, workers' compensation claims and other perils. However, there are some risks (such as hurricanes, earthquakes and wars) that are either not insurable or only insurable at prohibitive cost. If an uninsured loss occurs, we could lose our investment in a property and the anticipated lease revenue from the property.

     THERE ARE RISKS IF TENANTS BECOME BANKRUPT

     If any of our tenants or lease guarantors is the subject of a bankruptcy proceeding, the tenant or lease guarantor could reject the lease or guaranty, which could deprive us of the rental revenue from that property and would leave us only with a limited claim for damages.

     THERE ARE RISKS INVOLVED IN REAL ESTATE DEVELOPMENT

     Our ETRC development in Westminster, Colorado and any future ETRC's or other properties we may seek to develop will involve risks not typically encountered in the purchase and lease-back of megaplex theatres which are developed by the operator. Although our officers have experience in real estate development, we do not employ a significant in-house development staff. Although this permits us to operate more efficiently, it will require us to rely on joint venture partners or other developers with which we work. There can be no assurance these parties will successfully develop those properties or that cost overruns or other problems will not be encountered in the development process.

     DEPENDENCE ON EXECUTIVE OFFICERS

     EPR's success depends to a large extent upon the experience and abilities of our executives, including our Chairman, Peter C. Brown, our President, Robert L. Harris, and our Chief Operating Officer and Chief Financial Officer, David M. Brain. The loss of any of these executives' services could have a material adverse effect on the Company.

     THE IMPACT OF GOVERNMENT REGULATION

     EPR's properties are subject to federal, state and local laws and regulations, including zoning, public access, environmental and other regulations and the Americans with Disabilities Act. Although our tenants have assumed the responsibility to comply with these laws and regulations, the cost of that compliance adds to our tenants' cost of doing business which could have an impact on their lease performance. If tenants fail to comply with these laws or regulations, EPR may be required to do so, which would affect our operating results and could affect the amount of shareholder dividends.

     THE EFFECT OF COMPETITION

     Although EPR is the first publicly-held REIT formed exclusively to invest in entertainment-related properties, EPR faces competition from other suppliers of capital to the entertainment industry and may in the future be subject to competition from other entertainment REITs.

     ANTI-TAKEOVER PROVISIONS WHICH MAY AFFECT SHAREHOLDER VALUE

     There are a number of provisions in EPR's Declaration of Trust, Maryland law and agreements with AMCE which could make it more difficult for a party to make a tender offer for our Shares or complete a takeover of EPR which is not approved by the Board of Trustees. These include provisions for a staggered Board of Trustees, a limit on beneficial ownership of Shares as described in "Description of Common Shares," the ability of the Board of Trustees to issue preferred shares or reclassify preferred or common shares without shareholder approval, limits on the ability of shareholders to remove trustees without cause, a requirement for advance notice of shareholder proposals at annual shareholder meetings, provisions of

Maryland law restricting business combinations and control share acquisitions not approved by the Board of Trustees, and AMCE's ability to terminate a Right to Purchase Agreement for additional megaplex theatre properties in the event of a change in control of EPR. Any or all of these provisions could delay or prevent a change in control of EPR, even if the change were in the shareholders' interests or offered a greater return to shareholders.

     EFFECT OF MARKET INTEREST RATES ON SHARE PRICES

     The annual yield on the price paid for our Shares from dividends paid by EPR may influence the public market price for our Shares. An increase in market interest rates may persuade persons who may otherwise invest in our Shares to seek higher yields from their investments, which may adversely affect the market price for our Shares.

     SHARES AVAILABLE FOR FUTURE SALE

     We cannot predict the effect, if any, that future sales of Shares or exercises of Share options for future sales may have on the market price for our Shares. Sales of substantial amounts of our Shares, or the perception that those sales could occur, may adversely affect the market price for our Shares.


                                   ABOUT EPR

EPR is a Maryland REIT formed to capitalize on opportunities created by the development of destination entertainment and entertainment-related properties, including megaplex theatre complexes and ETRC's. EPR was formed in 1997 and completed an initial public offering in that year. EPR is a self-administered REIT and is the first publicly-traded REIT formed exclusively to invest in entertainment-related properties.

EPR's real estate portfolio is comprised of 21 megaplex theatre properties located in eleven states and one ETRC development property located in Westminster, Colorado. EPR's megaplex theatre properties are operated by such first-run movie exhibitors as AMC, Consolidated Theatres, Muvico Entertainment and Edwards Theatre Circuits. EPR has also agreed to acquire theatre properties to be operated by Regal Cinemas and Loews Cineplex Entertainment.

As a REIT, we are required to distribute not less than 95% of our net income to shareholders in the form of dividends. Our quarterly dividend rate was $.40 per Share during 1998 and $.42 per Share in the first quarter of 1999.

EPR's executive offices are located at 1200 Main Street, Suite 3250, Kansas City, Missouri 64105. Our telephone number is (816) 472-1700.


                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, EPR intends to use the net proceeds from any sale of Shares for general corporate purposes, including the acquisition of properties and repayment of debt. Net proceeds from the sale of Shares may initially be temporarily invested in short-term securities.


                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences is based on current law and does not intend to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws.

     EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES.

     EPR believes it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. EPR intends to continue to satisfy those requirements. No assurance can be given, however, that these requirements will be met.

     The provisions of the Code and the Treasury Regulations thereunder relating to qualification and operation as a REIT are highly technical and complex. The following describes the material aspects of the laws that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof. Armstrong Teasdale LLP has acted as tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

     In the opinion of Armstrong Teasdale LLP, commencing with the Company's taxable year that ended on December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain factual representations made by EPR. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of Share ownership, and various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Armstrong Teasdale LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy these requirements. See "Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities such as EPR that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations are generally not taxed at the corporate level on their "REIT Taxable Income" (generally the REIT's taxable income adjusted for, among other things, the disallowance of the dividends-received deduction generally available to corporations) that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investing in corporations.

     If EPR fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, EPR could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its shareholders could be reduced.


TAXATION OF THE COMPANY

GENERAL

     In any year in which EPR qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to shareholders. However, EPR will be subject to federal income tax in these regards: (a) EPR will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis), (2) under certain circumstances, EPR may be subject to the "alternative minimum tax" on its items of tax preference, (3) if EPR has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income, (4) if EPR has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than property held for at least four years, foreclosure property and property involuntarily converted), such income will be subject to a 100% tax, (5) if EPR fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which EPR fails the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect EPR's profitability, (6) if EPR fails to distribute during each calendar year at least the sum of: (i) 85% of its ordinary income for that year;
(ii) 95% of its capital gain net income for that year; and (iii) any undistributed taxable income from prior periods, EPR would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed, (7) if EPR acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in EPR's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and EPR recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which that asset was acquired by EPR, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(5) the beneficial ownership of which is held by 100 or more persons (the "100 person test"), (6) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year (the "closely-held test"), and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Treasury has proposed legislation that would also prohibit a REIT from owning securities in a corporation that represent 10 percent of the corporation's vote or value. The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) did not apply until after the first taxable year for which an election was made by EPR to be taxed as a REIT. In addition, beginning in 1998, a REIT's failure to satisfy condition (6) during a taxable year will not result in its disqualification as a REIT under the Code for that taxable year as long as (i) the REIT satisfies the shareholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence, would not have known, whether it had failed condition (6). The Treasury has also proposed legislation that would change condition (6) by preventing any "person" (i.e., a corporation, partnership or trust) from owning shares of a REIT possessing more than 50% of the total combined voting power of all classes of voting shares or more than 50% of the total value of shares of all classes. A REIT must also report its income for federal income tax purposes based on the calendar year.

     In order to assist EPR in complying with the 100 person test and the closely-held test, EPR has placed certain restrictions on the transfer of its Shares to prevent further concentration of stock ownership. See "Description of Common Shares." To evidence compliance with these requirements, EPR must maintain records which disclose the actual ownership of its outstanding Shares. In fulfilling its obligations to maintain records, EPR must demand written statements each year from the record holders of designated percentages of its Shares disclosing the actual owners of the Shares. A list of those persons failing or refusing to comply with such demand must be maintained as part of EPR's records. A shareholder failing or refusing to comply with EPR's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of Shares and certain other information. EPR's Declaration of Trust provides restrictions regarding the transfer of Shares that are intended to assist EPR in continuing to satisfy the Share ownership requirements.

     Although EPR intends to satisfy the shareholder demand letter rules described in the preceding paragraph, its failure to satisfy these requirements will not result in its disqualification as a REIT but may result in the imposition of IRS penalties.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands of a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below.

ASSET TESTS

     At the close of each quarter of EPR's taxable year, EPR must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of EPR's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REIT's, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by EPR). Second, although the remaining 25% of EPR's assets generally may be invested without restriction, securities in this class may not exceed either: (i) 5% of the value of EPR's total assets as to any one non-government issuer; or (ii) 10% of the outstanding voting securities of any one issuer. In addition, EPR may own 100% of "qualified REIT subsidiaries," which are, in general, corporate subsidiaries 100% owned by a REIT. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as owned and realized directly by EPR.

GROSS INCOME TESTS

     There are two separate percentage tests relating to the sources of EPR's gross income which must be satisfied for each taxable year.

     The 75% Test. At least 75% of EPR's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) "rents from real property" (except as modified below), (ii) interest on obligations collateralized by mortgages on, or interests in, real property, (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of EPR's trade or business ("dealer property"), (iv) dividends or other distributions on shares in other REIT's, as well as gain from the sale of those shares, (v) abatements and refunds of real property taxes,
(vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"), and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     In addition, rents received from a tenant will not qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if EPR, or an owner of 10% or more of EPR, directly or constructively owns 10% or more of the tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage of receipts or sales. Finally, for rents received to qualify as rents from real property, EPR generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom EPR derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by EPR are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     Under prior law, if a REIT provided impermissible services to its tenants, all of the rent from those tenants would have been disqualified from satisfying the 75% test and 95% test (described below). Beginning in 1998, rents will not be disqualified if a REIT provides de minimis impermissible services. Services provided to tenants are considered de minimis where income derived from the services equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of this 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost to EPR in furnishing or rendering the services.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of EPR's gross income for each taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends and interest on any obligation not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. Furthermore income earned on interest rate swaps and caps entered into as liability hedges against variable rate indebtedness qualify for the 95% test (but not the 75% test). Beginning in 1998, income earned on liability hedges against all of a REIT's indebtedness, such as options, futures, and forward contracts, will qualify for the 95% test (but not the 75% test). In certain cases, Treasury Regulations treat a debt instrument and a liability hedge as a synthetic debt instrument for all purposes of the Code. If a liability hedge entered into by a REIT is subject to these rules, income earned thereon will operate to reduce its interest expense, and, therefore such income will not affect the REIT's compliance with either the 75% or 95% tests.

     Even if EPR fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for that year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) EPR's failure to comply was due to reasonable cause and not to willful neglect, (ii) EPR reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return, and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances EPR would be entitled to the benefit of these relief provisions. If these relief provisions apply, EPR will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     The 30% Test. Prior to 1998, EPR must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a "prohibited transaction." The 30% test has been repealed effective for tax years beginning after December 31, 1997.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, EPR is required to make distributions (other than capital gain distributions) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of EPR's REIT Taxable Income (computed without regard to the dividends paid deduction and the REIT's net capital gain), and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before EPR timely files its tax return for that year and if paid on or before the first regular distribution payment after such declaration. To the extent EPR does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gain to its shareholders on a pro rata basis.) Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its net capital gain for that year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends declared to shareholders of record in October, November or December of one calendar year and paid by January 31 of the following calendar year are deemed paid as of December 31 of the initial calendar year.

     EPR believes it has made and will make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future EPR may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing EPR's REIT Taxable Income on the other hand. Further, it is possible that, from time to time, EPR may be allocated a share of net capital gain attributable to any of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, EPR will closely monitor the relationship between its REIT Taxable Income and cash flow and, if necessary, will borrow funds in order to satisfy the distribution requirement. See "Risk Factors."

     If EPR fails to meet the 95% distribution requirement as a result of an adjustment to its tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

FAILURE TO QUALIFY

     If EPR fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, EPR will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which EPR fails to qualify will not be deductible by EPR, nor will they be required to be made. In such event, to the extent of EPR's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, EPR will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether EPR would be entitled to such statutory relief.


TAXATION OF SHAREHOLDERS

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Shares who (for U.S. federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (except, in the case of a partnership, the Treasury provides otherwise by regulations), (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons shall also be considered U.S. Shareholders.

     As long as EPR qualifies as a REIT, distributions made out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Shareholders that are corporations. Distributions made by EPR that are properly designated as capital gain dividends will be taxable to U.S. Shareholders as gains (to the extent they do not exceed EPR's actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time EPR held the assets which produced the gains, and on certain designations, if any, which may be made by EPR, such gains may be taxable to noncorporate U.S. Shareholders at a 20% or 25% rate. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent EPR makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted basis which such U.S. Shareholder has in his Shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted basis in his Shares taxable as capital gain, provided the Shares have been held as a capital asset (which, with respect to a non-corporate U.S. Shareholder, will be taxable as long-term capital gain if the Shares have been held for more than eighteen months, mid-term capital gain if the Shares have been held for more than one year but not more than eighteen months, or short-term capital gain if the Shares have been held for one year or less). Dividends declared by EPR in October, November or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by EPR and received by the shareholder on December 31st of that year; provided the dividend is actually paid by EPR on or before January 31st of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of EPR.

     Distributions made by EPR and gain arising from the sale of exchange by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by EPR (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Shares (or distributions treated as such), will not be treated as investment income under certain circumstances.

     Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the Shares for tax purposes. Such gain or loss will be capital gain or loss if the Shares have been held by the U.S. Shareholder as a capital asset and, with respect to a non-corporate U.S. Shareholder, will be long-term gain or loss if the Shares have been held for more than one year at the time of disposition. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of capital gain dividends received by such U.S. Shareholder from EPR which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     EPR will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any from those dividends. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless the shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Notwithstanding the foregoing, EPR will institute backup withholding with respect to a shareholder when instructed to do so by the IRS. A shareholder that does not provide EPR with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's federal income tax liability.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Revenue rulings, however, are interpretive in nature and are subject to revocation or modification by the IRS. Based upon the ruling and the analysis therein, distributions by EPR to a shareholder that is a tax-exempt entity should not constitute UBTI, provided the tax exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code, and that the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, REITs generally treat the beneficiaries of qualified pension trusts as the beneficial owners of REIT shares owned by such pension trusts for purposes of determining if more than 50% of the REIT's shares are owned by five or fewer individuals. However, if a pension trust owns more than 10% of the REIT's shares, it can be subject to UBTI on all or a portion of REIT dividends made to it, if the REIT is treated as a "pension-held REIT." EPR does not expect to be treated as a "pension-held REIT." Consequently, a pension trust shareholder should not be subject to UBTI on dividends that it receives from EPR. However, because the Shares are publicly traded, no assurance can be given in this regard.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing U.S. federal income taxation of the ownership and disposition of Shares by persons who or are not U.S. Shareholders ("Non-U.S. Shareholders") are complex and no attempt is made in this Prospectus to provide more than a summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and any foreign income tax laws with regard to an investment in EPR, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by EPR of "United States real property interests" ("USRPIs"), as defined in the Code, and not designated by EPR as capital gain dividends will be treated as dividends of ordinary income to the extent they are made out of current or accumulated earnings and profits of EPR. Unless such distributions are effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), the gross amount of the distributions will ordinarily be subject to U.S. withholding tax at a 30% or lower treaty rate, if applicable. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business (or, in the case of an income tax treaty, as having a U.S. permanent establishment) solely by reason of their ownership of Shares. If income on Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). EPR expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and proper certification is provided, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with EPR claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder).

     Pursuant to Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the withholding requirement discussed above and the applicability of a tax treaty rate. Under certain income tax treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Under recently promulgated Temporary Treasury Regulations, certain Non-U.S. Shareholders who seek to claim the benefit of an applicable treaty rate will be required to satisfy certain residency requirements. In addition, certain certification and disclosure requirements must be satisfied under the effectively connected income and permanent establishment exemptions discussed in the preceding paragraph.

     Unless the Shares constitute a USRPI, distributions in excess of current and accumulated earnings and profits of EPR will not be taxable to a shareholder to the extent such distributions do not exceed the adjusted basis of the shareholder's Shares but rather will reduce the adjusted basis of the Shares. To the extent such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares, as described below. If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. If, however, Shares are treated as a USRPI, then unless otherwise treated as a dividend for withholding tax purposes as described below, any distributions in excess of current or accumulated earnings and profits will generally be subject to 10% withholding and, to the extent such distributions also exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will also give rise to gain from the sale or exchange of the Shares, the tax treatment of which is described below.

     Distributions that are designated by EPR at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to taxation, unless (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business (or, if an income tax treaty applies, it is attributable to a United States permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax), or (ii) the Non-U.S. Shareholder is a non-resident alien individual whose is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his Shares under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individuals capital gains.

     For each year in which EPR qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by EPR of USRPIs ("USRPI Capital Gains"), such as properties beneficially owned by EPR (including property held by the Operating Partnership), will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as gain effectively connected with a U.S. trade or business regardless or whether such dividends are designated as capital gain dividends. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) on such distributions. Also, distributions of USRPI Capital Gains may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption or rate reduction. EPR is required by applicable Treasury Regulations to withhold a portion of any distribution consisting of USRPI Capital Gains. This amount may be creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares will generally not be taxed under FIRPTA if the Shares do not constitute a USRPI. Shares will not be considered a USRPI if the Company is a "domestically controlled REIT," or if the Shares are part of a class that is regularly traded on an established securities market and the holder owned less 5% of the class sold during a specified testing period. A "domestically controlled REIT" is defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. EPR believes that it is a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Shares may be required to withhold 10% of the purchase price and remit such amount to the IRS. However, since Shares are is publicly traded, no assurance can be given in this regard.

     Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with a U.S. trade or business of the Non-U.S. Shareholder (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     If the proceeds of a disposition of Shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if (i) the payment is made through an office outside the U.S. of a broker that is either (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (c) a "controlled foreign corporation" for U.S. federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder otherwise is entitled to an exemption.

     Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements described above, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule under which a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designed by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules.

     EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE IN "TAXATION OF FOREIGN SHAREHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.


POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective investors should recognize that the present federal income tax treatment of an investment in EPR may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions or regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in EPR.

STATE TAX CONSEQUENCES AND WITHHOLDING

     EPR and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of EPR and its shareholders may not conform to the federal income tax consequences discussed above. Several states in which EPR may own properties treat REITs as ordinary corporations. EPR does not believe, however, that shareholders will be required to file state tax returns, other than in their respective states of residence, as a result of the ownership of Shares. However, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in EPR.

     EACH INVESTOR IS ADVISED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


                          DESCRIPTION OF COMMON SHARES

     This summary of our Shares is not meant to be complete and is qualified in its entirety by reference to our Declaration of Trust and Bylaws, copies of which have been filed as Exhibits to the Form S-11 registration statement incorporated by reference in this Prospectus.

GENERAL

     Our Declaration of Trust authorizes us to issue up to 50,000,000 common shares and up to 5,000,000 preferred shares. As permitted by Maryland law, our Declaration of Trust permits the Board of Trustees, without shareholder approval, to amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have authority to issue. Under Maryland law, a shareholder is not personally liable for the obligations of a REIT solely as a result of his status as a shareholder.

     The transfer agent and registrar for our Shares is UMB Bank, n.a.

COMMON SHARES

     Holders of our common Shares have the following rights:

     - Dividends - Common shareholders have the right to receive dividends when and as declared by the Board of Trustees

     - Voting Rights - Common shareholders have the right to vote their Shares. Each Share has one vote on all matters submitted for shareholder approval, including the election of trustees. We do not have cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Shares can elect all of the trustees nominated for election and the holders of the remaining Shares will not be able to elect any trustees.

     Liquidation Rights - If we liquidate, holders of common Shares are entitled to receive all remaining assets available for distribution to shareholders after satisfaction of our liabilities and the preferential rights of any preferred shares which may be issued in the future.

     Other Features - Our outstanding common Shares are fully paid and nonassessable. Common shareholders do not have any preemptive, conversion or redemption rights.

OWNERSHIP LIMIT

     Our Declaration of Trust restricts the number of Shares which may be owned by individual shareholders. Generally, for EPR to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities and constructive ownership among specified family members) at any time during the last half of a taxable year. The Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year. In order to maintain EPR's qualification as a REIT, the Declaration of Trust contains restrictions on the acquisition of Shares intended to ensure compliance with these requirements.

     Our Declaration of Trust generally provides that any person holding more than 9.8% of our outstanding Shares (the "Ownership Limit") may be subject to forfeiture of the Shares owned in excess of the Ownership Limit ("Excess Shares"). The Excess Shares may be transferred to a trust for the benefit of one or more charitable beneficiaries. The trustee of that trust would have the right to vote the Excess Shares, and dividends on the Excess Shares would be payable to the trustee for the benefit of the charitable beneficiaries. Holders of Excess Shares would be entitled to compensation for their Excess Shares, but that compensation may be less than the price they paid for the Excess Shares. Persons who hold Excess Shares or who intend to acquire Excess Shares must provide written notice to EPR.

     All persons who own more than 5% of the number or value of our outstanding Shares must provide written notice to EPR containing certain information by January 31 of each year.


     PLAN OF DISTRIBUTION

     We may sell Shares:

     -  through underwriters or dealers;

     -  through agents;

     -  directly to one or more purchasers; or

     -  directly to shareholders.

     We may effect the distribution of Shares from time to time in one or more transactions either:

     -  at a fixed price or prices which may be changed;

     -  at market prices prevailing at the time of sale;

     -  at prices relating to those market prices; or

     -  at negotiated prices.


     For each offering of Shares, the Prospectus Supplement will describe the plan of distribution.

     If we use underwriters in the sale, they will buy the Shares for their own account. The underwriters may then resell the Shares in one or more transactions at a fixed public offering price, at the market price in effect at the time of sale or at a discount from the market price. The obligations of the underwriters to purchase the Shares will be subject to certain conditions. The underwriters will be obligated to purchase all the Shares offered if they purchase any Shares. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If we use dealers in the sale, we will sell Shares to those dealers as principals. The dealers may then resell the Shares to the public at the market price or other prices to be determined by the dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchasers for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of Shares in any state that does not permit such an offer.

     Underwriters, dealers and agents that participate in the distribution of Shares may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the Shares may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments that they may be required to make.

     We may authorize underwriters, dealers or agents to solicit offers from institutions in which the institution contractually agrees to purchase the Shares from us on a future date at a specified price. This type of agreement may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these agreements.

     To facilitate an offering of the Shares, certain persons participating in the offering may engage in transactions that stabilize or maintain the price of the Shares. This may include over-allotments or short sales of the Shares, which involve the sale by persons participating in the offering of more Shares than EPR has sold to them. In those circumstances, these persons would cover the over-allotments or short positions by purchasing Shares in the open market or by exercising an over-allotment option which may be granted to them by EPR. In addition, these persons may stabilize or maintain the price of the Shares by bidding for or purchasing Shares in the open market or by imposing penalty bids, under which selling concessions allowed to dealers participating in the offering may be reclaimed if the Shares they sell are repurchased in stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Shares at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

     Underwriters, dealers or agents may engage in transactions with us and may perform services for us in the ordinary course of business.


                                 LEGAL MATTERS

     Armstrong Teasdale LLP, Kansas City, Missouri, will issue an opinion about the legality of the Shares and EPR's qualification and taxation as a REIT under the Code. In addition, the description of EPR's taxation and qualification as a REIT under the caption "Federal Income Tax Consequences" will be based upon the opinion of Armstrong Teasdale LLP. Underwriters, dealers or agents who we identify in a Prospectus Supplement may have their counsel give an opinion on certain legal matters relating to the Shares or the offering.

                                    EXPERTS

     The consolidated financial statements and schedule of EPR appearing in our Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon included in the Annual Report and incorporated in this Prospectus by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance on the report given upon the authority of that firm as experts in auditing and accounting.

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are set forth in the following table:


        SEC Registration Fee...............................   $
        Accounting Fees and Expenses.......................
        Legal Fees and Expenses............................
        Printing Expenses..................................
        Miscellaneous......................................
        Total..............................................   $
                                                               =========

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its officers and trustees to the trust and its shareholders for money damages except for liability resulting from: (a) actual receipt of an improper benefit or profit in money, property or services; or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.
EPR's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     EPR's officers and trustees are and will be indemnified under EPR's Declaration of Trust against certain liabilities. EPR's Declaration of Trust provides that EPR will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify: (a) any individual who is a present or former trustee or officer of EPR; or (b) any individual who, while a trustee or officer of EPR and at the request of EPR, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of any real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprises against any claim or liability, together with reasonable expenses actually incurred in advance of a final disposition of a legal proceeding, to which such person may become subject or which such person may incur by reason of his or her status as such. EPR has the power, with the approval of EPR's Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of EPR in any of the capacities described in (a) or (b) above and to any employee or agent of EPR or its predecessors.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors, officers, employees and agents of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which EPR's Declaration of Trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or her to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     EPR has entered into indemnity agreements with certain of its officers and trustees which provide for reimbursement of all expenses and liabilities of such persons arising out of any lawsuit or claim against them arising from their service in that capacity, except for liabilities and expenses: (a) the payment of which is judicially determined to be unlawful; (b) relating to claims under Section 16(b) of the Exchange Act; or (c) relating to judicially determined criminal violations.


ITEM 16.  EXHIBITS

     EPR has obtained director's and officer's liability insurance for the purpose of funding any such indemnification.


EXHIBIT NO.         DESCRIPTION
-----------         -----------
5.5                 Opinion of Armstrong Teasdale LLP

8.2 Tax Opinion of Armstrong Teasdale LLP (to be supplied by amendment)

23.14               Consent of Ernst & Young LLP

23.15               Consent of Armstrong Teasdale LLP (included in
                    Exhibits 5.5 and 8.2)

24.1 Power of Attorney (incorporated in the signature page to the Registration Statement)


ITEM 17. UNDERTAKINGS

     EPR undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

         (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by EPR pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Act, each filing of EPR's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Act, any information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of EPR pursuant to the provisions described under Item 15 B Indemnification of Trustees and Officers above, or otherwise, EPR has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by EPR of expenses incurred or paid by a trustee, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, EPR will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, Missouri on May 17, 1999.



                                      ENTERTAINMENT PROPERTIES TRUST


                                      By:  /s/ David M. Brain
                                         -----------------------------
                                         David M. Brain
                                         Chief Operating Officer and
                                         Chief Financial Officer

                                   SIGNATURES

     KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Harris and David M. Brain and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


           SIGNATURE                        TITLE                     DATE
           ---------                        -----                     ----
     /s/ Peter C. Brown                     Chairman              May 17, 1999
------------------------------
        Peter C. Brown

     /s/ Robert L. Harris                   President and
------------------------------              Trustee               May 17, 1999
         Robert L. Harris

     /s/ Charles S. Paul
------------------------------              Trustee               May 17, 1999
         Charles S. Paul

     /s/ Robert J. Druten
------------------------------              Trustee               May 17, 1999
         Robert J. Druten

     /s/ Scott H. Ward
------------------------------              Trustee               May 17, 1999
         Scott H. Ward

     /s/ David M. Brain                     Chief Operating
------------------------------              Officer and
         David M. Brain                     Chief Financial
                                            Officer               May 17, 1999

     /s/ Fred L. Kennon                     Vice President,
------------------------------              Treasurer and
         Fred L. Kennon                     Controller            May 17, 1999


EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION
-----------         -----------

5.5                 Opinion of Armstrong Teasdale LLP

8.2 Tax Opinion of Armstrong Teasdale LLP (to be supplied by amendment)

23.14               Consent of Ernst & Young LLP

23.15               Consent of Armstrong Teasdale LLP (included in
                    Exhibits 5.5 and 8.2)

24.1 Power of Attorney (incorporated in the signature page to the Registration Statement)